Exhibit 99.1

March 10, 2004

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces Marketing Launch of EnXDeck

Tulsa, Okla -- (BUSINESS WIRE) -- March 10, 2004 EnXnet, Inc. (OTCBB:EXNT -- news)--EnXnet, Inc. announced today the first shipment of the EnXDeckJ to Visuplay Interactive, the Marketing and Content provider for EnXDeckJ. EnXDeckJ is the Company's latest product, a stand-alone DVD/CD player that not only incorporates the latest in audio, video and interactive internet technologies, but has the added feature of EnXnet's ClearVideo7 decoder embedded in the system. The EnXDeckJ units have the same functionality as a DVD player, with the additional functionality of CD-i units in that it has a powerful PC, video card, hard drive, internet capability and expandable I/O. This product offers the IT, educational and corporate training industries a much needed and improved system. It allows a user to perform corporate training, testing, data storage and on-line interactive functions.

Mark Pempsell, Director of Marketing for EnXnet, Inc., had this to say: "This is the beginning of the long awaited launch of EnXDeckJ. With the Strategic Marketing Initiative in place with Visuplay Interactive, we look forward to maximum exposure for this new product line. With the decoder for EnXnet's ClearVideo7 compression software embedded in the unit, it is not only the launch of a new product, but an excellent vehicle with which to reintroduce the advantages of our ClearVideo7 compression technology."

Robert Kauffman, President of Visuplay Interactive, had this to say: "When we received the first production unit of the EnXDeckJ and ran the product through all its capabilities, I must say we were all very pleased. This product is just what the IT and educational industries have been looking for. We see the EnXDeckJ bringing the final piece of interactivity to satisfy the existing customer base of CD-Interactive and our current customer base." Visuplay develops interactive sales and marketing content for many industry leaders, including website design, marketing material, interactive training, educational, and kiosk development.

Visuplay is currently under contractual agreements with several government agencies and private companies where the EnXDeckJ is a perfect fit to fulfill their needs.

Ryan Corley, President of EnXnet, said: "The Company is confident that significant sales of the EnXDeckJ units will be forthcoming in the near future."

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
1723 S. Boston Ave.
Tulsa, OK 74119
918-592-0015
Fax: 918-592-0016
investor@enxnet.com